Exhibit 10.15(d)

FORM OF PERFORMANCE AWARD

AVIS BUDGET GROUP, INC.

2007 EQUITY AND INCENTIVE PLAN

STOCK OPTION AGREEMENT

[            ] (the “Optionee”) is granted, effective as of the      day of                      (the “Date of Grant”), options (the “Options”) to purchase shares of common stock, par value $.01 (“Stock”) of Avis Budget Group, Inc. (the “Option Shares”) pursuant to the 2007 Equity and Incentive Plan (the “Plan”) of Avis Budget Group, Inc. (the “Company”). The Options are subject to the terms and conditions set forth below and in the Plan, which is a part of this Stock Option Agreement (the “Agreement”). To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.	Exercise Price: $ per Option Share

2.	Number of Option Shares:

3.	Type of Option: Non-Qualified

4.	Vesting: Subject to accelerated vesting as set forth in this Agreement or in Section 7 of the Plan, the Options granted hereunder (or a portion thereof) will become vested on in accordance with the provisions of Exhibit A hereto, provided that the Optionee is continuously employed by the Company on the vesting date and provided that the performance conditions set forth on Exhibit A have been achieved.

5.	Exercise of Option:

(e)	The Option may be exercised with respect to vested Option Shares, from time to time during the Option Term, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice (the “Exercise Notice”) from the Optionee to the Company, which Exercise Notice shall:

(i)	state that the Optionee elects to exercise the Option;

(ii)	state the number of Option Shares with respect to which the Optionee is exercising the Option;

(iii)	in the event that the Option shall be exercised by the representative of the Optionee’s estate, include appropriate proof of the right of such person to exercise the Option;

(iv)	state the date upon which the Optionee desires to consummate the purchase of such Option Shares (which date must be prior to the termination of the Option); and

(v)	comply with such further provisions as the Company may reasonably require.

(f)	Payment of the Exercise Price for the Option Shares to be purchased on the exercise of the Option shall be made by (i) cash, (ii) certified or bank cashier’s check payable to the order of the Company, (iii) unless otherwise determined by the Committee at the time of exercise, in the form of Shares already owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iv) unless otherwise determined by the Committee at the time of exercise, authorization for the Company, or a third-party broker designated by the Company, to withhold a number of shares otherwise payable pursuant to the exercise of an Option having a Fair Market Value less than or equal to the aggregate Exercise Price, (iv) any other form of consideration approved by the Committee and permitted by applicable law or (v) any combination of the foregoing.

(g)	As a condition of delivery of the Option Shares, the Company shall have the right to require the Optionee to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. The Optionee may satisfy the foregoing requirement by electing to have the Company withhold from delivery Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined.

6.	Expiration Date:

(a)	General. Subject to earlier termination as a result of the failure to achieve the required performance results or as the result of the occurrence of certain events related to the termination of the Optionee’s employment as provided for in this Agreement, the Options granted hereunder shall expire on the tenth (10th) anniversary of the Date of Grant, unless earlier exercised (such ten-year period, the “Option Term”).

(b)	Death or Disability. Except as otherwise provided in any individual agreement between the Optionee and the Company, if the Optionee experiences a termination of employment by reason of the Optionee’s total and permanent disability (as defined in any individual agreement between the Optionee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion) or death, the unvested portion of the Option Shares shall vest and the Optionee shall be permitted to exercise the Option Shares for six months following such termination of employment (but in no event beyond the expiration of the Option Term). Option Shares that remain unexercised at the expiration of such exercise period shall terminate at such time.

(c)	Cause. If the Company terminates the Optionee’s employment for Cause, the unexercised portion of the Option Shares, whether vested or unvested, shall terminate immediately and the Optionee shall have no right thereafter to exercise any part of the Option Shares.

(d)	Other. Except as otherwise provided in any individual agreement between the Optionee and the Company, if the Optionee experiences a termination of employment for any reason not otherwise set forth above, the unvested portion of the Option Shares shall terminate immediately. Any Option Shares that were vested on the date of such termination of employment shall remain exercisable for six months following such termination of employment (but in no event beyond the expiration of the Option Term).

Option Shares that remain unexercised at the expiration of such exercise period shall terminate at such time.

7.	Change in Control. Except as otherwise provided in any individual agreement between the Optionee and the Company, in the event of a Change in Control, the Option Shares granted pursuant to this Agreement shall be treated in the manner set forth in Section 7 of the Plan.

8.	Recapture Policy. If the Committee learns of any intentional misconduct by the Optionee that resulted in an increase to the number of Options vesting pursuant to this Agreement, the Committee, to the full extent permitted by applicable law, in all appropriate cases, shall cause any unexercised Options that vested as a result of such misconduct, whether or not vested, to terminate and shall seek reimbursement of any gains realized on the exercise of any Options that vested as a result of such misconduct.

9.	Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware.

10.	Amendment: This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties. Notwithstanding the above, the Company may amend, terminate, suspend, or otherwise modify the terms of the Option (in whole or in part), at any time and without advance notice to the Optionee; provided, that, following any such action by the Company, the Optionee receives an amended Option or a replacement award that, in the Company’s discretion, has a substantially equivalent value to the Option prior to such action.

11.	Entire Agreement. This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

AVIS BUDGET GROUP, INC.

By:
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